                                                                  EXHIBIT 99.3

                                 [LETTERHEAD]


      INSIGHT HEALTH SERVICES INCREASES CREDIT FINANCING TO $150 MILLION

         -TERMS OF ORIGINAL CREDIT FINANCING INCREASED BY $25 MILLION-


     Newport Beach, CA, December 22, 1997 -- InSight Health Services Corp. (NASDAQ: IHSC) today announced it had closed an additional $25 million in senior secured credit financing from a group of banks led by NationsBank, N.A. The original credit financing was announced in conjunction with a $25 million equity investment in InSight by The Carlyle Group on October 14, 1997. Since that time, the financing has been syndicated and increased from its original $125 million to its current $150 million.

     The $150 million financing includes a term loan to refinance existing debt, a working capital facility and an acquisition facility. The working capital and acquisition facilities provide $100 million to fuel growth and acquisitions. The new credit facilities result in a two hundred basis point reduction in InSight's current interest rate costs. This closing completes the Company's equity and debt transactions totaling $175 million.

     E. Larry Atkins, commenting on the financing, stated, "This financing significantly strengthens our resources and lowers our cost of capital. The capital infusion will be used largely to fuel the company's future acquisitions, expand our open MRI program, and continue with the development of our radiology co-sourcing product. The $25 million increase in funding over the amount originally announced in October is a vote of confidence in InSight and its strategy. We have a robust acquisition pipeline and this funding will make it possible to accelerate strategic acquisitions that are immediately accretive to the Company."

                                    -MORE-

SAFE HARBOR STATEMENT

      Statements made in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements that involve risks and uncertainties. It is important to note that the Company's actual results and experience could differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, developments and results of the Company's business include, but are not limited to changing regulatory environment, limitations and delays in reimbursement by third party payors, contract renewals, financial stability of customers, aggressive competition, industry-wide market factors and other risk factors detailed in the Company's SEC filings.

ABOUT INSIGHT HEALTH SERVICES

     InSight, headquartered in Newport Beach, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care, hospitals and other contractual customers in 28 US states, including five major US markets: California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.

                                    ###